May 17,February XX 1999

Securities and Exchange Commission

40 Fifth Street, N.W.

Washington, D. C. 20549

Ladies and Gentlemen:

Fidelity Funds

We have read the letter dated May 17, February xx, 1999 from Richard Silver, Treasurer of the Fidelity Funds, which will be filed in response to Item 77 K of Form N-SAR and are in agreement with the statements contained therein.

Yours very truly,

PricewaterhouseCoopers, LLP